EXHIBIT 99

Contact:	Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY REPORTS PROFITS IN THIRD QUARTER AND ANTICIPATES END OF YEAR REDUCTION TO SHAREHOLDERS' EQUITY

BATON ROUGE, LOUISIANA (May 8, 2002) – Piccadilly Cafeterias, Inc. (NYSE:PIC) today announced operating results for its third quarter and nine months ended March 31, 2002. Net income was $3.1 million, or $0.29 per share, for the third quarter of 2002, compared with a net loss of $(27.0) million, or $(2.57) per share, in the same quarter last year. Current quarter results include a one-time $2.0 million income tax benefit that resulted from a provision in the Job Creation and Worker Assistance Act of 2002 enacted in March 2002, which increased the carry back period for net operating losses for the 2001 tax year to five years. Included in the prior-year third quarter results are accounting charges for impairment of property, plant and equipment, goodwill and deferred tax assets. After elimination of certain charges and benefits for the current and prior-year third quarter, comparative net income (loss) was $1.3 million and $(0.7) million, respectively. See the attached reconciliation included as a part of this release.

The Company's net sales for the third quarter were $93.7 million, compared with $103.4 million for the same period in 2001, a decline of 9.3%. Fewer cafeterias operating during the comparable periods accounted for $5.8 million of the decline while same-store sales declined $3.9 million, or 4.0%.

Net income for the nine months ended March 31, 2002 was $3.5 million, or $0.32 per share, compared with a net loss of $(29.6) million, or $(2.81) per share, in the prior-year nine-month period. Comparative net income (loss) adjusted for certain charges and benefits for the current and prior-year nine-month periods was $3.6 million and $(2.1) million, respectively. See the attached reconciliation included as a part of this release.

The Company's net sales for the nine months ended March 31, 2002, were $289.1 million, compared with $324.1 million for the same period in 2001, a decline of 10.8%. Fewer cafeterias operating during the comparable periods accounted for $20.1 million of the decline while same-store sales declined $14.9 million, or 4.9%.

Earnings before extraordinary and nonrecurring charges, interest, taxes, depreciation, and amortization (EBITDA) for the nine months ended March 31, 2002, were $20.1 million, up $4.2 million over the same nine-month period last year. EBITDA for the quarter ended March 31, 2002, was $6.8 million, up $0.5 million compared with last year's third quarter. The improvements in earnings and EBITDA are primarily the results of: (1) improving labor efficiencies, (2) closing non-performing cafeterias, and (3) a reduction in corporate overhead due to management restructuring completed in the fourth quarter of fiscal 2001.

Cash and Liquidity

Since June 30, 2002, the Company's cash balances have grown by $7.2 million, working capital has improved by $6.6 million, and the Company has retired $13.0 million of its long-term senior notes due 2007. Since the Company issued its long-term debt in December 2000, the leverage ratio of debt to EBITDA has declined from over three-to-one to less than two-to-one.

A provision of the Company's senior secured notes due 2007 requires the Company to make an offer, subject to limitations, to repay a portion of its debt each year. The amount of the required offer is determined by the amount of excess cash flow, as defined below, for the prior fiscal year. The note agreements define excess cash flow as EBITDA less interest expense, income tax expense, and capital expenditures. For the nine months ended March 31, 2002, excess cash flow was approximately $14.2 million and the maximum required offer to repay debt from fiscal 2002 cash flows is approximately $10.0 million.

Recent Sales Initiatives

Same-store sales for the comparative months of January, February and March were down 6.7%, 3.8% and 2.3%, respectively. On March 11, 2002, the Company introduced its "Everybody's Got a Favorite, What's Yours?" advertising campaign, which introduces an all-you-can-eat fried chicken meal for $6.99 on Tuesdays, desserts for $0.79 on Wednesdays and a Friday feature of eight seafood entrée offerings. Additionally, a "Kid's Night" on Thursday night where kids under 12 can eat for $0.99 and a senior citizen discount program were introduced. The advertising campaign includes television and/or radio advertising in markets covering approximately one-half of the Company's cafeterias. All of the Company's cafeteria markets are included in a related direct mail promotion.

Comments from the Chairman

Ronald A. LaBorde, Chairman and Chief Executive Officer, commented, "We are pleased with the improved operating results for both the quarter and nine month period ended March 31, 2002. Operationally, we are encouraged by the efficiencies that we have achieved. We remain focused on building sales and increasing guest traffic. Our advertising campaign, "Everybody's Got a Favorite, What's Yours?," is being well received by our guests, and we believe the campaign positively affected our sales results for March.

"We completed the remodeling of a cafeteria in Baton Rouge in March and celebrated its completion with a grand re-opening on March 2. Both interior and exterior elements of the re-design feature brighter colors that create warmth throughout the restaurant. Interior highlights include new, vibrant carpeting and wall paint, new photography, new menu boards and point-of-purchase materials, and new team member uniforms. Exterior elements include new awnings and updating the exterior signage to the current logo. Guests will also notice significant changes in the cafeteria's food line. A two-item carving station has been added and the presentation of Piccadilly's great entrée selections will be enhanced to include a made to order salad station plus enhanced displays of fresh baked breads and extensive dessert choices.

"Our guests have responded positively. Since the grand re-opening, we are experiencing double-digit sales improvements over last year in that location. We are excited about the results so far in this single unit and will test our remodeling approach with four additional remodels scheduled for completion within the next 90 days. It is premature for us to forecast the sustainability of these results and we will continue to develop and evaluate our remodeling approach."

Anticipated Shareholders' Equity Reduction at June 30, 2002

The Company also announced today that it is probable that it will record a balance sheet liability of between $16 million and $18 million as of June 30, 2002, the normal measurement date, reflecting that the present values of its defined benefit pension plan liabilities are estimated to exceed the fair values of plan assets as of such date. All of the Company's defined benefit plans are frozen and no further benefits are therefore accruing. The deterioration in the funded status of the pension plans from June 30, 2001, reflects the depressed earnings on plan assets coupled with a significant decline in market interest rates that increases the present value of plan liabilities. The actual liability to be recorded depends on plan asset values and market interest rates at June 30, 2002, and could be materially different.

The recording of this balance sheet liability, which is mandated by the accounting rules, will not result in a charge against the Company's earnings, but will be reflected as a reduction of shareholders' equity. The pension plan liability recorded on the balance sheet will be evaluated and adjusted, up or down as appropriate, on an annual basis to reflect changes in the relative valuations of plan assets and liabilities at future annual valuation dates.

Given its magnitude, the Company has contacted its credit facility lender regarding the anticipated pension liability. Although the Company believes that the liability should not adversely affect the Company's ability to continue to utilize its revolving credit facility after June 30, 2002, the lender has not yet confirmed the Company's view. If the Company and the lender determine that the pension liability requires an amendment to the credit facility, the Company will seek to obtain such an amendment in order to insure the Company's continuing access to the full funding limits of the facility. Currently, the Company has no outstanding borrowings under the credit facility although the credit facility supports approximately $11 million of outstanding letters of credit. It believes that its cash flows from operations will be sufficient to meet its operating and capital expenditure needs and satisfy its obligations under its senior notes at least through fiscal 2003.

The anticipated pension plan liability will have no immediate cash impact. If future earnings on plan assets do not recover to eliminate the under funding, the Company may be required to begin contributing to the pension plans beginning in fiscal 2004 or 2005. The Company has been advised that, in the event that contributions are required, those contributions will be spread over several years. The Company believes that it will be able to absorb the cost of these contributions without materially affecting its liquidity or its ability to implement its previously announced business plan.

Additionally, the anticipated pension plan liability will have no impact on fiscal 2002 earnings. The pension accounting rules require that the net accumulated impact of fluctuations in pension interest rate assumptions, actuarial assumptions, and differences between the expected and actual pension asset earnings be amortized into future earnings. While subject to the final year-end calculation, we expect that next year's pension expense will include approximately $0.5 of related amortization expense.

Finally, the recording of this pension plan liability will have no impact on the security of pension benefits of the Company's employees, past or present.

The Company previously announced that it had submitted a plan to the New York Stock Exchange to demonstrate that the Company could meet the continued listing requirements of the NYSE by February 8, 2003, a deadline established by the NYSE. With the anticipated reduction in shareholders' equity expected on June 30, 2002, it is likely that the Company will not meet on schedule the shareholders' equity level targeted by the plan and that the NYSE could commence delisting of the Company's shares soon after the Company's financial results for fiscal 2002 are announced. Given the uncertainty that the Company will be able to continue its listing on the NYSE, the Company is evaluating its eligibility to list its stock on other stock exchanges.

The Company announced that it would provide an online Web simulcast of its third quarter 2002 earnings conference call on Tuesday, May 14, 2002. The live broadcast of Piccadilly's conference call will begin at 3:00 p.m. Eastern Time on Tuesday, May 14, 2002. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue through June 14, 2002. A link to these events will be available at the Company's website: www.piccadilly.com.

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates over 200 cafeterias in the Southeastern and Mid-Atlantic states. For more information about the Company visit the Company's website at www.piccadilly.com.

Forward-looking statements regarding management's present plans or expectations may differ materially from actual results. These plans and expectations involve risks and uncertainties relative to certain factors including return expectations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, the ability to secure long-term financing, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences.
PICCADILLY CAFETERIAS, INC.
Reconciliation of Net Income as Reported to Income Adjusted for Certain Charges and Benefits (1) (Unaudited)
(Amounts in thousands, except per share data)
	Three Months Ended March 31,		Nine Months Ended March 31,

	2002	2001	2002	2001

Net income (loss) as reported	$3,144	$(27,037)	$3,458	$(29,557)
Certain charges and benefits net of tax effect:
Net operating loss carry back	(2,026)	---	(2,026)	---
Deferred tax asset valuation allowance	---	9,243	---	9,243
Extraordinary loss on replacement of Hibernia credit facility	---	---	329	---
Extraordinary loss on early retirement of debt	---	2,467	1,577	2,467
Cafeteria impairment charges	230	9,866	230	10,406
Amortization of goodwill	---	113	---	338
Impairment of goodwill	---	4,662	---	4,963
Income (loss) adjusted for certain charges and benefits	$1,348	$(686)	$3,568	$(2,140)

Income (loss) per share adjusted for certain charges and benefits–basic	$.13	$(.07)	$.34	$(.20)

Income (loss) per share adjusted for certain charges and benefits–assuming dilution	$.13	$(.07)	$.33	$(.20)

EBITDA (1)
Income (loss) adjusted for certain charges and benefits	$1,348	$(686)	$3,568	$(2,140)
Interest expense	1,895	3,155	6,018	7,553
Depreciation	3,601	3,833	10,483	10,488

EBITDA	$6,844	$6,302	$20,069	$15,901

(1) Income (loss) adjusted for certain charges and EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities or other GAAP measures of operating performance. Rather, this information is presented as a supplemental financial measure that we believe provides relevant and useful information.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Piccadilly Cafeterias, Inc.

(Amounts in thousands – except per share data)

	Three Months Ended March 31		Nine Months Ended March 31

	2002	2001	2002	2001

Net sales	$ 93,699	$ 103,353	$ 289,145	$ 324,110
Cost and expenses:
Cost of sales	52,728	58,393	162,786	188,990
Other operating expense	34,980	39,253	108,553	120,684
Provision for unit impairments and closings	230	9,866	230	10,406
Amortization and write-off of goodwill	---	4,775	---	5,301
General and administrative expense	2,803	3,318	8,657	10,718
Interest expense	1,895	3,155	6,018	7,553
Other expense (income)	(55)	(80)	(437)	(524)

	92,581	118,680	285,807	343,128

Income (Loss) Before Income Taxes and Extraordinary Charge	1,118	(15,327)	3,338	(19,018)
Provision for income taxes (benefit)	(2,026)	9,243	(2,026)	8,072

Income (Loss) Before Extraordinary Charge	3,144	(24,570)	5,364	(27,090)

Extraordinary charge - loss on early retirement of debt	---	2,467	1,906	2,467

Net Income (Loss)	$ 3,144	$ (27,037)	$ 3,458	$ (29,557)

Weighted average number of shares outstanding – basic	10,510	10,506	10,508	10,504

Weighted average number of shares outstanding–assuming dilution	10,892	10,506	10,760	10,504

Net income (loss) per share before extraordinary charge – basic	$ .30	$ (2.34)	$ .51	$ (2.58)

Net income (loss) per share before extraordinary charge – assuming dilution	$ .29	$ (2.34)	$ .50	$ (2.58)

Extraordinary charge per share – basic and assuming dilution	$ ---	$ (.23)	$ (.18)	$ (.23)

Net income (loss) per share – basic	$ .30	$ (2.57)	$ .33	$ (2.81)

Net income (loss) per share – assuming dilution	$ .29	$ (2.57)	$ .32	$ (2.81)

PICCADILLY CAFETERIAS, INC.
Condensed Balance Sheets (Unaudited)
(Amounts in thousands)
Balances at	March 31, 2002	June 30, 2001

ASSETS
Current Assets
Cash and cash equivalents	$8,028	$851
Inventories	11,596	12,232
Recoverable Income taxes	2,026	---
Deferred income taxes	---	4,289
Receivables and other	2,210	2,115

Total Current Assets	23,860	19,487

Property, Plant and Equipment, net	101,433	120,565
Goodwill, net	3,705	4,509
Other Assets	10,960	14,017

Total Assets	$139,958	$158,578

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,779	$10,163
Accrued salaries, benefits and related taxes	15,734	18,396
Other accrued expenses	11,788	10,970

Total Current Liabilities	37,301	39,529
Notes Payable, net of unamortized discount	43,636	54,976
Deferred Income Taxes	---	4,289
Reserve for Ongoing Obligations of Cafeterias Closed, less current portion	4,753	7,642
Other Noncurrent Liabilities, less current portion	7,529	8,891
Shareholders' Equity	46,739	43,251

Total Liabilities and Shareholders' Equity	$139,958	$158,578